EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-66758, 333-102509, 333-109809, 333-112728, 333-133332, 333-141660, 333-149281 of PDF Solutions, Inc., on Form S-8, of our report dated November 7, 2008, with respect to the consolidated balance sheet of Triant Technologies Inc. as of December 31, 2007 and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity and cash flows for the year ended December 31, 2007, which report appears in this current report on Form 8-K/A of PDF Solutions, Inc.

/s/ KPMG LLP

Chartered Accountants

Vancouver, Canada November 7, 2008